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                                                                     EXHIBIT 4.2

                                  STAPLES, INC.

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT


     THIS AMENDMENT NO. 1, executed as of March 26, 1999, is made to the RIGHTS AGREEMENT, dated as of February 3, 1994 (the "Agreement"), between Staples, Inc., a Delaware corporation (the "Company"), and BankBoston, N.A., a national banking association, as Rights Agent (the "Rights Agent").

     In accordance with the provisions of Section 27 of the Agreement, the Agreement is hereby amended as follows:

1.   Section 11(a)(ii)(B) is amended to read in its entirety as follows:

     (B) any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan), alone or together with its Affiliates and Associates, shall, at any time after the Record Date, become the Beneficial Owner of 25% or more of the shares of Common Stock then outstanding, unless the event causing the 25% threshold to be crossed is a transaction set forth in Section 13(a) hereof, or is an acquisition of shares of Common Stock pursuant to a tender offer or an exchange offer for all outstanding shares of Common Stock at a price and on terms determined by at least a majority of the members of the Board of Directors who are not officers of the Company and who are not representatives, nominees, Affiliates or Associates of the Person making such offer, after receiving advice from a nationally recognized investment banking firm selected by the Board of Directors of the Company, to be (a) at a price that is fair to stockholders (taking into account all factors which such members of the Board deem relevant including, without limitation, prices which could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value) and (b) otherwise in the best interests of the Company and its stockholders, or

2. The first sentence of Section 23(a) is amended to read in its entirety as follows:

     The Board of Directors of the Company may, at its option, at any time prior to the earlier of (i) the close of business on the tenth day following the Stock Acquisition Date (or, if the Stock Acquisition Date shall have occurred prior to the Record Date, the close of business on the tenth day following the Record Date), or (ii) the Final Expiration Date, redeem all


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     but not less than all the then outstanding Rights at a redemption price of
     $.02 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after February 3, 1994 (such redemption price being hereinafter referred to as the "Redemption Price") and the Company may, at its option, pay the Redemption Price either in shares of Common Stock (based on the "current market price", as defined in Section 11(d)(i) hereof, of the shares of Common Stock at the time of redemption) or cash; PROVIDED, HOWEVER, that notwithstanding the foregoing if, following the occurrence of a Stock Acquisition Date and following the expiration of the right of redemption set forth above in this Section 23(a) but prior to any Triggering Event, either (i) (A) a Person who is an Acquiring Person shall have transferred or otherwise disposed of a number of shares of Common Stock in one transaction or series of transactions, not directly or indirectly involving the Company or any of its Subsidiaries, which did not result in the occurrence of a Triggering Event such that such Person is thereafter a Beneficial Owner of 10% or less of the outstanding shares of Common Stock, and (B) there are no other Persons, immediately following the occurrence of the event described in clause (A), who are Acquiring Persons, and (C) a majority of the members of the Board of Directors approve the reinstatement of the right of redemption pursuant to this Section 23, or (ii) (A) the Board approves the consolidation, merger or other combination of the Company with or into, or the sale or other transfer (either by the Company or one or more of its Subsidiaries), in one transaction or a series of related transactions, of more than 50% of the assets or earning power of the Company and its Subsidiaries (taken as a whole), to a Person other than the Acquiring Person (or any Associate or Affiliate of such Acquiring Person) who caused the occurrence of such Stock Acquisition Date, and (B) the Board of Directors of the Company, as part of the approval of such an event described in the preceding clause (ii) (A), approves the reinstatement of the right of redemption pursuant to this Section 23, then, in either such case, the right of redemption shall be reinstated and thereafter be subject to the provisions of this Section 23.

3.   The last sentence of Section 24(a) is deleted.

4. The second sentence of Section 27 is amended to read in its entirety as follows:

     From and after the Distribution Date and subject to the penultimate sentence of this Section 27, the Company and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights Certificates in order (i) to cure any ambiguity,
     (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) to shorten or lengthen any time period hereunder (which shortening or lengthening shall require the concurrence of a majority of the members of the Board of Directors), or (iv) to change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Rights Certificates (other than an Acquiring Person or an Affiliate or



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     Associate of an Acquiring Person); PROVIDED, this Agreement may not be supplemented or amended to lengthen, pursuant to clause (iii) of this sentence, (A) a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable, or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights.

         This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.





Attest:                                      STAPLES, INC.


By:                                          By:
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    Name:                                        Name:
    Title:                                       Title:


Attest:                                      [                                 ]



By:                                          By:
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    Name:                                        Name:
    Title:                                       Title: